Exhibit (d) 1.9

LETTER AGREEMENT

Russell Investment Management Company

P.O. Box 1591

Tacoma, WA 98401-1591

Dear Sirs:

This Letter Agreement relates to the Advisory Agreement between Russell Investment Company (“RIC”) and Russell Investment Management Company (“RIMCo”) dated January 1, 1999 (“Advisory Agreement”). RIC advises you that it is creating one new fund to be named the Global Equity Fund (the “New Fund”) and that the New Fund desires RIMCo to provide advisory services to the Fund pursuant to the terms and conditions of the Advisory Agreement. Section 6A of the Advisory Agreement is hereby amended to include the New Fund, with an annual advisory fee of 0.95% of average daily net assets, payable as set forth in that Section.

Please indicate your acceptance of the amendment to the Advisory Agreement by executing the acceptance copy of this letter agreement and returning it to the undersigned.

Sincerely,

RUSSELL INVESTMENT COMPANY

By:
Mark E. Swanson, Treasurer

Accepted this day of , 2007

RUSSELL INVESTMENT MANAGEMENT COMPANY

By:
Greg J. Stark, President

Frank Russell Company agrees to provide research and other resources without charge to RIC upon the request of the Board of Trustees or Officers of the Trust, or upon the request of Advisor pursuant to Section 2(c).

FRANK RUSSELL COMPANY

By:
P. Craig Ueland, President